CONSENT OF KPMG LLP


The Board of Directors
Meritage Corporation:

We consent to the use of our report included herein and to the references to our firm under the headings "Experts" and "Selected Financial and Operating Data" in the prospectus dated June 16, 1999.


/s/ KPMG LLP

Phoenix, Arizona
June 16, 1999